Exhibit 15.2
March 28, 2024
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Credit Suisse AG (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Credit Suisse AG’s Annual Report on Form 20-F dated March 28, 2024. We agree with the statements concerning our Firm contained therein. We are not in a position to agree or disagree with the Company’s statement that newly engaged accountants were not consulted regarding any of the matters or events set forth in Item 16F(a)(2) of Form 20-F.
Very truly yours,
/s/ PricewaterhouseCoopers AG